As filed with the Securities and Exchange Commission on December 20, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

DeVry Education Group Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3150143 (I.R.S. employer identification no.)
3005 Highland Parkway Downers Grove, Illinois 60515 (Address of principal executive offices, including zip code)

DEVRY EDUCATION GROUP INC.
SECOND AMENDED AND RESTATED INCENTIVE PLAN OF 2013
(Full title of the plan)

Gregory S. Davis
Senior Vice President, General Counsel and Corporate Secretary
DeVry Education Group Inc.
3005 Highland Parkway
Downers Grove, Illinois 60515
(Name and address of agent for service)

(630) 515-7700
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois 60606
(312) 258-5670

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
DeVry Education Group Inc. Common Stock, par value $.01 per share (including Common Stock Purchase Rights)	4,500,000(1)(2)	$34.50(3)	$15,525,000(3)	$19,997(3)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock (and Common Stock Purchase Rights) which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of 4,500,000 shares in addition to shares previously registered under Registration Statements Nos.

(3)	Estimated on the basis of $34.50 per share, the average of the high and low sales prices of DeVry Education Group Inc. Common Stock as reported on The New York Stock Exchange on December 18, 2013 pursuant to Rule 457(c) and (h) of the Securities Act of 1933.

Explanatory Note under General Instruction E

This Registration Statement on Form S-8 is filed by DeVry Education Group Inc. (the “Registrant”) to register the shares of DeVry Education Group Inc. common stock available for issuance under the DeVry Education Group Inc. Second Amended and Restated Incentive Plan of 2013 (the “Plan”).  Upon shareholder approval of the Plan at the Company’s Annual Meeting of Shareholders on November 6, 2013, a total of 4,500,000 shares became available for delivery under the Plan.   As of the November 6, 2013 effective date of the Plan, no further grants may be made under the DeVry Inc. Incentive Plan of 2005 (the “2005 Plan”) and shares that are subject to outstanding awards under the 2005 Plan that subsequently are lapsed, expired, terminated, cancelled or forfeited without a distribution of shares will become available for awards under the Plan.  Accordingly, shares under the 2005 Plan previously registered pursuant to Registration Statements Nos. 333-188499 and 333-130604 that become available for awards under the Plan in accordance with its terms are also covered by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by DeVry Education Group Inc. (the “Registrant”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013;

(b)	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of fiscal 2013;

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated April 22, 1991, as amended, and as further updated in the Registrant’s Report on Form 10-K filed on September 27, 1991; and

(d)	The description of the Rights contained in the Registrant’s Registration Statement dated November 24, 2004 and the Rights Agreement filed as Exhibit 99.1 thereto.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable with respect to the Registrant’s Common Stock.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

(a)           The Delaware GCL (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Registrant to buy directors' and officers' liability insurance.  Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

(b)           Article TENTH of the Restated Certificate of Incorporation of the Registrant permits, and Article VI of the Amended and Restated By-Laws of the Registrant provides for, indemnification of directors, officers, employees and agents to the fullest extent permitted by law.

(c)           In accordance with Section 102(b)(7) of the Delaware GCL, the Registrant's Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

(d)           The Registrant enters into an Indemnification Agreement with each of its Directors which provides for the indemnification of the Directors in a variety of circumstances.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on the 20th day of December, 2013.

DEVRY EDUCATION GROUP INC.
(Registrant)

By:	/s/ Daniel M. Hamburger
Daniel M. Hamburger
President and Chief Executive Officer

Each person whose signature appears below appoints Daniel M. Hamburger and Gregory S. Davis, or each of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on this 20th day of December, 2013, by the following persons in the capacities indicated below.

SIGNATURE	TITLE
/s/ Connie R. Curran	Board Chair and Director
Connie R. Curran

/s/ Daniel M. Hamburger	President and Chief Executive Officer
Daniel M. Hamburger	(Principal Executive Officer) and Director

/s/ Timothy Wiggins	Senior Vice President,
Timothy Wiggins	Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Patrick J. Unzicker	Vice President, Finance and Chief Accounting Officer
Patrick J. Unzicker	(Principal Accounting Officer)

/s/ Christopher B. Begley	Director
Christopher B. Begley

/s/ David S. Brown	Director
David S. Brown

/s/ Darren R. Huston	Director
Darren R. Huston

/s/ William T. Keevan	Director
William T. Keevan

/s/ Lyle Logan	Director
Lyle Logan

/s/ Alan G. Merten	Director
Alan G. Merten

/s/ Fernando Ruiz	Director
Fernando Ruiz

/s/ Ronald L. Taylor	Director
Ronald L. Taylor

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of DeVry Education Group Inc., as amended (incorporated by reference to Exhibit 3(a) to the Registrant’s Report on Form 10-K dated August 29, 2013).

4.2	Amendment to Restated Certificate of Incorporation of DeVry Education Group Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated November 7, 2013).

4.3	Amended and Restated By-Laws of DeVry Education Group Inc. (incorporated by reference to Exhibit 3.12 to the Registrant’s Form 8-K dated November 7, 2013).

4.4	DeVry Education Group Inc. Second Amended and Restated Incentive Plan of 2013.

4.4
Rights Agreement dated as of November 23, 2004 between DeVry Inc. and Computershare Investor Services, L.L.C. (incorporated by reference to the Registrant’s Form 8-A dated November 24, 2004 (File No. 1-13988).

5	Opinion of Schiff Hardin LLP.

23.1	Consent of PriceWaterhouseCoopers LLP.

23.2	Consent of Schiff Hardin LLP (contained in the Opinion filed as Exhibit 5).

24	Power of Attorney (contained on the signature pages hereto).